Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

May 26, 2021

PHX Minerals Inc.

Valliance Bank Tower, Suite 1100

1601 NW Expressway

Oklahoma City, OK 73118

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of PHX Minerals Inc. (“PHX”), and any amendments and any prospectus supplement filed with respect thereto, of our report of third party dated October 6, 2020, with respect to estimates of reserves and future net revenue, as of September 30, 2020, of PHX, formerly Panhandle Oil and Gas, Inc., and to all references to DeGolyer and MacNaughton in the Registration Statement, including under the heading “Experts.”

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716